Exhibit 99.1

Corning Natural Gas Holding Corporation Acquired by Argo Infrastructure Partners LP.

Corning, NY (July 6, 2022) - Corning Natural Gas Holding Corporation (Corning) announced today that Argo Infrastructure Partners, LP, an independent infrastructure investment manager, through its managed funds has completed the acquisition of 100% of Corning’s common and preferred stock. The closing follows receipt of all required regulatory approvals in the previously announced merger agreement. Corning, a diversified gas and electric utility, will maintain its existing leadership team and employees with no changes in operations and customer service. Argo and Corning are committed to maintaining the same high levels of customer service, safety and reliability that have been hallmarks of Corning’s three utility subsidiaries.

Mike German, Corning’s CEO and President, noted, “This merger will allow Corning’s three utility subsidiaries to access long-term capital to invest more robustly in critical utility infrastructure. Anticipated new infrastructure investment facilitated by this transaction, including to support pipeline replacement and electric grid resiliency, will benefit our customers and the communities we serve.”

Richard Klapow, Managing Director for Argo, said, “Argo has a substantial track record as a long-term investor in the utility and infrastructure sectors, and we are excited by the potential of this investment in Corning. We were attracted to Corning’s high quality asset base, leadership, and customer commitment. Our team’s decades of experience managing utility investments, combined with our access to long-term capital, places us in an ideal position to support Corning’s ongoing infrastructure investment program and management’s efforts in achieving its customer service goals. We look forward to working with management and other stakeholders to ensure Corning’s continued success.”

About Corning Natural Gas Holding Corporation

Corning Natural Gas Holding Corporation provides natural gas and electric service to customers in New York and Pennsylvania through its operating subsidiaries Corning Natural Gas, Pike County Light & Power, and Leatherstocking Gas Company.

About Argo Infrastructure Partners LP

Argo Infrastructure Partners LP is an independent infrastructure investment manager with a long-term approach to infrastructure investing. Argo invests in high-quality infrastructure businesses and assets that provide essential services to their communities and achieve sustainable cash yields over their long operational lives, including investments in utilities, renewable energy, digital infrastructure, and other long duration infrastructure assets. Argo’s investment philosophy aims to couple sound investment return with responsible and sustainable investing. As of June 30, 2022, Argo manages over $5 billion in assets on behalf of its investor partners. For more information, visit http://www.argoip.com.

Additional Information and Where to Find it:

Additional details on the Argo/Corning merger is available at: https://www.corninggas.com/files/2021/04/FINAL-Corning-Natural-Gas-Proxy-Statement.pdf or by writing or calling Julie Lewis, Corporate Secretary, Corning Natural Gas Holding Corporation, 330 W. William St., Corning, NY 14830; (607) 936-3755.